FORM 4 Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b). (Print or Type Responses)	UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940	OMB APPROVAL OMB Number: 3235-0287 Expires: December 31, 2001 Estimated average burden hours per response. . . . . .0.5

1.	Name and Address of Reporting Person*

Garcia II	Ernest	C

(Last)	(First)	(Middle)

2725 E. Camelback Road, Suite 700

(Street)

Phoenix	Arizona	85006

(City)	(State)	(Zip)

2.	Issuer Name and Ticker or Trading Symbol

National Auto Credit, Inc. (NAKD)

3.	I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

4.	Statement for Month/Year

January 2002

5.	If Amendment, Date of Original (Month/Year)

6.	Relationship of Reporting Person(s) to Issuer (Check all applicable)

(1)	Director	(1)	10% Owner

(1)	Officer (give title below)	(1)	Other (specify below)

7.	Individual or Joint/Group Filing (Check Applicable Line)
Form filed by One Reporting Person Form filed by More than One Reporting Person

Table I — Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of Security	2. Trans-	3. Trans-		4. Securities Acquired (A)			5. Amount of	6. Ownership	7. Nature of
(Instr. 3)	action	action		or Disposed of (D)			Securities	Form:	Indirect
	Date	Code		(Instr. 3, 4 and 5)			Beneficially	Direct	Bene-
		(Instr. 8)					Owned at	(D) or	ficial
	(Month/						End of	Indirect	Owner-
	Day/				(A) or		Month	(I)	ship
	Year)	Code	V	Amount	(D)	Price	(Instr. 3 and 4)	(Instr. 4)	(Instr. 4)

Common Stock (2)	1/31/02	J		613,858	D	$1.25	0	I	By Verde Reinsurance Company, Ltd.

Common Stock (3)	1/31/02	J		1,463,146	D	$1.25	0	D

Common Stock (4)	2/1/02	J,V		243,858	D	$1.25	0	D

Common Stock (5)	2/1/02	J,V		243,858	D	$1.25	0	D

Common Stock (6)	2/1/02	J,V		203,215	D	$1.25	0	D

Common Stock (7)	2/1/02	J,V		135,476	D	$1.25	0	D

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly	(Over)

*If the form is filed by more than one reporting person, see Instruction 4(b)(v)	SEC 1474 (3-99)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number

FORM 4 (continued)

1. Title of Security	2. Trans-	3. Trans-		4. Securities Acquired (A)			5. Amount of	6. Ownership	7. Nature of
(Instr. 3)	action	action		or Disposed of (D)			Securities	Form:	Indirect
	Date	Code		(Instr. 3, 4 and 5)			Beneficially	Direct	Bene-
		(Instr. 8)					Owned at	(D) or	ficial
	(Month/						End of	Indirect	Owner-
	Day/				(A) or		Month	(I)	ship
	Year)	Code	V	Amount	(D)	Price	(Instr. 3 and 4)	(Instr. 4)	(Instr. 4)

Common Stock (8)	2/1/02	J,V		81,286	D	$1.25	0	D

Common Stock (9)	2/1/02	J,V		54,190	D	$1.25	0	D

Common Stock (10)	2/1/02	J,V		13,548	D	$1.25	0	D

Common Stock (11)	2/1/02	J,V		8,128	D	$1.25	0	D

Common Stock (12)	2/1/02	J,V		6,774	D	$1.25	0	D

Common Stock (13)	2/1/02	J,V		6,774	D	$1.25	0	D

Common Stock (14)	2/1/02	J,V		5,419	D	$1.25	0	D

Series C Preferred Stock (2)	1/31/02	J		5,614	D	$13.70	0	I	By Verde Reinsurance Company, Ltd.

Series C Preferred Stock (3)	1/31/02	J		33,685	D	$13.70	0	D

Series C Preferred Stock (4)	2/1/02	J,V		5,614	D	$13.70	0	D

Series C Preferred Stock (5)	2/1/02	J,V		5,614	D	$13.70	0	D

Series C Preferred Stock (6)	2/1/02	J,V		4,679	D	$13.70	0	D

Series C Preferred Stock (7)	2/1/02	J,V		3,119	D	$13.70	0	D

Series C Preferred Stock (8)	2/1/02	J,V		1,871	D	$13.70	0	D

Series C Preferred Stock (9)	2/1/02	J,V		1,248	D	$13.70	0	D

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly	(Over)

*If the form is filed by more than one reporting person, see Instruction 4(b)(v)	SEC 1474 (3-99)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number

1. Title of Security	2. Trans-	3. Trans-		4. Securities Acquired (A)			5. Amount of	6. Ownership	7. Nature of
(Instr. 3)	action	action		or Disposed of (D)			Securities	Form:	Indirect
	Date	Code		(Instr. 3, 4 and 5)			Beneficially	Direct	Bene-
		(Instr. 8)					Owned at	(D) or	ficial
	(Month/						End of	Indirect	Owner-
	Day/				(A) or		Month	(I)	ship
	Year)	Code	V	Amount	(D)	Price	(Instr. 3 and 4)	(Instr. 4)	(Instr. 4)

Series C Preferred Stock (10)	2/1/02	J,V		312	D	$13.70	0	D

Series C Preferred Stock (11)	2/1/02	J,V		187	D	$13.70	0	D

Series C Preferred Stock (12)	2/1/02	J,V		156	D	$13.70	0	D

Series C Preferred Stock (13)	2/1/02	J,V		156	D	$13.70	0	D

Series C Preferred Stock (14)	2/1/02	J,V		125	D	$13.70	0	D

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly	(Over)

*If the form is filed by more than one reporting person, see Instruction 4(b)(v)	SEC 1474 (3-99)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number

FORM 4 (continued)	Table II — Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security	2.Conver-	3.Trans-	4. Trans-		5. Number of Deriv-		6. Date Exerc-		7. Title and		8.Price	9. Number	10. Owner-	11. Nature
(Instr. 3)	sion or	action	action		ative Securities Ac-		isable and		Amount of		of	of deriv-	ship	of
	Exercise	Date	Code		quired (A) or Dis-		Expiration		Underlying		Deriv-	ative	Form of	Indirect
	Price of		(Instr. 8)		posed of (D)		Date		Securities		ative	Secur-	Deriv-	Benefi-
	Deriv-	(Month/			(Instr. 3, 4 and 5)		(Month/Day/		(Instr. 3 and 4)		Secur-	ities	ative	cial
	ative	Day/					Year)				ity	Bene-	Security	Owner-
	Security	Year)									(Instr. 5)	ficially	Direct	ship
												Owned	(D) or	(Instr. 4)
												at End	Indirect
												of	(I)
												Month	(Instr. 4)
(Instr. 4)

			Code	V	(A)	(D)	Date Exer- cisable	Expira- tion Date	Title	Amount or Number
of Shares

Explanation of Responses:

(1)	Prior to the transactions reported hereby, Mr. Garcia may have been deemed a member of a Section 13(d) “group” owning more than 10% of the issuer’s outstanding common stock together with Verde Reinsurance Company, Ltd., the Ernie Garcia III 2000 Trust, the Brian Garcia 2000 Trust, Ray Fidel, Steven P. Johnson, Mark Sauder, the EJMS Investors Limited Partnership, Colin Bachinsky, Chris Rompalo, Donna Clawson, Mary Reiner, and Kathy Chacon (collectively, the “Joint Filers”). Gary Trujillo and Steven P. Johnson, who formerly served on the board of directors of National Auto Credit, Inc. (“NAC”) as designees of the Joint Filers, resigned their positions effective January 28, 2002, and January 31, 2002, respectively. This form is being filed to report transactions pursuant to the Exchange and Repayment Agreement, dated January 31, 2002, by and among NAC, Cygnet Capital Corporation, and the Joint Filers. In connection with the Exchange and Repayment Agreement, the Joint Filers transferred to NAC (or forfeited) all NAC equity securities beneficially owned by them as of the date thereof.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly	(Over)

*If the form is filed by more than one reporting person, see Instruction 4(b)(v)	SEC 1474 (3-99)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number

(2)	These securities were owned indirectly by Ernest C. Garcia as the sole shareholder of Verde Reinsurance Company, Ltd. In addition, pursuant to the Exchange and Repayment Agreement, 60,000 shares of the Series C Preferred Stock owned by Verde Reinsurance Company, Ltd. were forfeited.

(3)	These securities were owned solely by Ernest C. Garcia II. In addition, pursuant to the Exchange and Repayment Agreement, 360,001 shares of the Series C Preferred Stock owned by Ernest C. Garcia II were forfeited.

(4)	These securities were owned solely by the Ernest Garcia III 2000 Trust. In addition, pursuant to the Exchange and Repayment Agreement, 60,000 shares of the Series C Preferred Stock owned by the Ernest C. Garcia III 2000 Trust were forfeited.

(5)	These securities were owned solely by the Brian Garcia 2000 Trust. In addition, pursuant to the Exchange and Repayment Agreement, 60,000 shares of the Series C Preferred Stock owned by the Brian Garcia 2000 Trust were forfeited.

(6)	These securities were owned solely by Ray Fidel. In addition, pursuant to the Exchange and Repayment Agreement, 50,000 shares of the Series C Preferred Stock owned by Ray Fidel were forfeited.

(7)	These securities were owned solely by Steven P. Johnson. In addition, pursuant to the Exchange and Repayment Agreement, 33,333 shares of the Series C Preferred Stock owned by Steven P. Johnson were forfeited.

(8)	These securities were owned solely by Mark Sauder. In addition, pursuant to the Exchange and Repayment Agreement, 20,000 shares of the Series C Preferred Stock owned by Mark Sauder were forfeited.

(9)	These securities were owned solely by the EJMS Investors Limited Partnership. In addition, pursuant to the Exchange and Repayment Agreement, 13,333 shares of the Series C Preferred Stock owned by the EJMS Investors Limited Partnership were forfeited.

(10)	These securities were owned solely by Colin Bachinsky. In addition, pursuant to the Exchange and Repayment Agreement, 3,333 shares of the Series C Preferred Stock owned by Colin Bachinsky were forfeited.

(11)	These securities were owned solely by Mary Reiner. In addition, pursuant to the Exchange and Repayment Agreement, 2,000 shares of the Series C Preferred Stock owned by Mary Reiner were forfeited.

(12)	These securities were owned solely by Donna Clawson. In addition, pursuant to the Exchange and Repayment Agreement, 1,667 shares of the Series C Preferred Stock owned by Donna Clawson were forfeited.

(13)	These securities were owned solely by Chris Rompalo. In addition, pursuant to the Exchange and Repayment Agreement, 1,667 shares of the Series C Preferred Stock owned by Chris Rompalo were forfeited.

(14)	These securities were owned solely by Kathy Chacon. In addition, pursuant to the Exchange and Repayment Agreement, 1,333 shares of the Series C Preferred Stock owned by Kathy Chacon were forfeited.

**	Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

	See 18. U.S.C 1001 and 15 U.S.C. 78ff(a)	/s/ Ernest C. Garcia II	2/11/02

		** Signature of Reporting Person	Date

Note:	File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number

Joint Filer Information

Name:	Verde Reinsurance Company, Ltd.

Address:	2575 East Camelback Road, Suite 700 Phoenix, Arizona 85016

Designated Filer:	Ernest C. Garcia II

Issuer & Ticker Symbol:	National Auto Credit, Inc. (NAKD)

Date of Event Requiring Statement:	January 31, 2002

Signature:	/s/ Ernest C. Garcia II

Name: Ernest C. Garcia II Its: Director and Sole Shareholder

Name:	Ernest Garcia III 2000 Trust

Address:	2575 E. Camelback Road, Suite 700 Phoenix, Arizona 85016

Designated Filer:	Ernest C. Garcia II

Issuer & Ticker Symbol:	National Auto Credit, Inc. (NAKD)

Date of Event Requiring Statement:	February 1, 2002

Signature:	/s/ Steven P. Johnson

Name: Steven P. Johnson Its: Trustee

Name:	Brian Garcia 2000 Trust

Address:	2575 E. Camelback Road, Suite 700 Phoenix, Arizona 85016

Designated Filer:	Ernest C. Garcia II

Issuer & Ticker Symbol:	National Auto Credit, Inc. (NAKD)

Date of Event Requiring Statement:	February 1, 2002

Signature:	/s/ Steven P. Johnson

Name: Steven P. Johnson Its: Trustee

Name:	Ray Fidel

Address:	3010 E. Camelback Road, Suite 100 Phoenix, Arizona 85016

Designated Filer:	Ernest C. Garcia II

Issuer & Ticker Symbol:	National Auto Credit, Inc. (NAKD)

Date of Event Requiring Statement:	February 1, 2002

Signature:	/s/ Ray Fidel

Name:	Steven P. Johnson

Address:	2575 E. Camelback Road, Suite 700 Phoenix, Arizona 85016

Designated Filer:	Ernest C. Garcia II

Issuer & Ticker Symbol:	National Auto Credit, Inc. (NAKD)

Date of Event Requiring Statement:	February 1, 2002

Signature:	/s/ Steven P. Johnson

Name:	Mark Sauder

Address:	3010 E. Camelback Road, Suite 100 Phoenix, Arizona 85016

Designated Filer:	Ernest C. Garcia II

Issuer & Ticker Symbol:	National Auto Credit, Inc. (NAKD)

Date of Event Requiring Statement:	February 1, 2002

Signature:	/s/ Mark Sauder

Name:	EJMS Investors Limited Partnership

Address:	3010 E. Camelback Road, Suite 100 Phoenix, Arizona 85016

Designated Filer:	Ernest C. Garcia II

Issuer & Ticker Symbol:	National Auto Credit, Inc. (NAKD)

Date of Event Requiring Statement:	February 1, 2002

Signature:	/s/ Eric Splaver

By: Eric Splaver Title: Partner

Name:	Colin Bachinsky

Address:	3010 E. Camelback Road, Suite 100 Phoenix, Arizona 85016

Designated Filer:	Ernest C. Garcia II

Issuer & Ticker Symbol:	National Auto Credit, Inc. (NAKD)

Date of Event Requiring Statement:	February 1, 2002

Signature:	/s/ Colin Bachinsky

Name:	Mary Reiner

Address:	3010 E. Camelback Road, Suite 100 Phoenix, Arizona 85016

Designated Filer:	Ernest C. Garcia II

Issuer & Ticker Symbol:	National Auto Credit, Inc. (NAKD)

Date of Event Requiring Statement:	February 1, 2002

Signature:	/s/ Mary Reiner

Name:	Donna Clawson

Address:	3010 E. Camelback Road, Suite 100 Phoenix, Arizona 85016

Designated Filer:	Ernest C. Garcia II

Issuer & Ticker Symbol:	National Auto Credit, Inc. (NAKD)

Date of Event Requiring Statement:	February 1, 2002

Signature:	/s/ Donna Clawson

Name:	Chris Rompalo

Address:	2575 E. Camelback Road, Suite 700 Phoenix, Arizona 85016

Designated Filer:	Ernest C. Garcia II

Issuer & Ticker Symbol:	National Auto Credit, Inc. (NAKD)

Date of Event Requiring Statement:	February 1, 2002

Signature:	/s/ Chris Rompalo

Name:	Kathy Chacon

Address:	2575 E. Camelback Road, Suite 700 Phoenix, Arizona 85016

Designated Filer:	Ernest C. Garcia II

Issuer & Ticker Symbol:	National Auto Credit, Inc. (NAKD)

Date of Event Requiring Statement:	February 1, 2002

Signature:	/s/ Kathy Chacon